Filed Pursuant to Rule 424(b)(2)
File No. 333-159736

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series I Floating Rate Notes	$500,000,000	$58,050

(1)

The total filing fee of $58,050 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

Pricing Supplement No. 5 dated May 18, 2011

(to Prospectus Supplement dated August 14, 2009

and Prospectus dated June 4, 2009)

WELLS FARGO & COMPANY

Medium-Term Notes, Series I

Floating Rate Notes

Aggregate Principal Amount Offered:	$500,000,000

Trade Date:	May 18, 2011

Original Issue Date (T+5):	May 25, 2011

Stated Maturity Date:	May 25, 2016

Price to Public (Issue Price):	100%, plus accrued interest, if any, from May 25, 2011

Agent Discount (Gross Spread):	0.35%

All-In Price (Net of Agent Discount):	99.65%, plus accrued interest, if any, from May 25, 2011

Net Proceeds	$498,250,000

Benchmark:	Three-month LIBOR

Spread to Benchmark:	+87.5 basis points

Base Rate:	LIBOR

Designated LIBOR Page:	Page LIBOR01 as displayed on the Reuters 3000 Xtra Service or any successor service (or such other page as may replace Page LIBOR01 on that service or successor service)

Index Maturity:	Three months

Interest Reset Periods:	Quarterly

Interest Reset Dates:	Each February 25, May 25, August 25, and November 25, commencing August 25, 2011 and ending February 25, 2016

Interest Payment Dates:	Each February 25, May 25, August 25, and November 25, commencing August 25, 2011, and at maturity

Initial Interest Rate:	Three-month LIBOR plus 0.875%, determined two London banking days prior to May 25, 2011

Listing:	None

Agent (Sole Bookrunner):	Wells Fargo Securities, LLC

Agent (Co-Managers):	Guzman & Company Lebenthal & Co., LLC

Business Day:	A business day is any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York or London.

Plan of Distribution:	On May 25, 2011, Wells Fargo & Company agreed to sell to the Agents, and the Agents agreed to purchase, the notes at a purchase price of 99.65%. The purchase price equals the issue price of 100% less an underwriting discount of 0.35% of the principal amount of the notes.

CUSIP:	94974BEX4

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